Exhibit 6.3

DATED THE 1st DAY OF NOVEMBER 2021

BETWEEN

WAVEMAKER LABS ASIA, INC.

(“LENDER”)

AND

ABUNDANT ROBOTS, INC.

(“BORROWER”)

LOAN AGREEMENT

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Loan Agreement	Private & Confidential

INDEX

1.	DEFINITION	3

2.	THE LOAN	4

3.	COMPLETION	5

4.	REPAYMENT OF LOAN AMOUNT	5

5.	INTEREST	7

6.	TAXES	7

7.	WARRANTIES	8

8.	UNDERTAKINGS	8

9.	DEFAULT INTEREST	9

10.	EXPENSES	9

11.	OTHER PROVISIONS	10

12.	NOTICES	11

13.	CONFIDENTIALITY	12

14.	GOVERNING LAW AND JURISDICTION	12

15.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT (CAP. 53B)	12

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Loan Agreement	Private & Confidential

This Agreement is made on the 1st day of November 2021 between:

(1)	WAVEMAKER LABS ASIA, INC. a Corporation incorporated in Delaware with its registered office at 1438 9th St, Santa Monica, CA, 90401 of the one part (hereinafter the “Lender”); and

(2)	ABUNDANT ROBOTS, INC. a Corporation incorporated in Delaware with its registered office at 1438 9th St, Santa Monica, CA, 90401 (hereinafter the “Borrower”).

(The Borrower and the Lender collectively known as the “Parties” and each a “Party”)

Whereas:

(A)	The Lender has agreed to grant a loan of up to US$250,000. to the Borrower based on the terms and conditions of this Agreement;

(B)	The Parties are desirous of the loan being made for the purpose of bridging the Borrower and

(C)	The Parties are desirous of recording the terms and conditions of this Agreement.

IT IS AGREED AS FOLLOWS:

1.	DEFINITION

In this Agreement, except to the extent the context requires otherwise:

the following expressions bear the following meanings, namely:

"Articles" means the Articles of Association or other equivalent constitutional document of the Borrower (as from time to time amended, modified or supplemented);

"Business Day" means a day (other than Saturday, Sunday or gazetted public holiday) on which banks in state of California are open for business;

“Completion” means the completion of disbursement of the Loan;

“Completion Date” means November 1, 2021 or such other date mutually agreed in writing by the Parties;

“Confidential Information” means any trade secret, know-how, ideas, business methods, finances, prices, business plans, marketing plans, development plans, manpower plans, sales targets, sales statistics, customers lists, customer relationships, computer systems or computer software or other confidential information concerning the businesses, finances, dealings, transactions or affairs which relate to the Parties or their shareholders, including without limitation, the fact of and the terms and conditions of this Agreement;

"Encumbrance" includes any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security, claim, agreement or arrangement of whatsoever nature;

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“Event of Default” shall have the meaning ascribed to it under Clause 4.2;

“Interests” has the meaning ascribed to it in Clause 5.1;

“Loan” means the loan of the Loan Amount to be advanced by the Lender to the Borrower under this Agreement;

“Loan Amount” means the aggregate of the Loan Amount amounting up to a total aggregate of US$250,000.

“Maturity Date” means 1 November 2022 or such other date mutually agreed in writing by the Parties.

“Memorandum” means the Memorandum of Association of the Borrower or other equivalent constitutional document of the Borrower (as from time to time amended, modified or supplemented);

"Parties" means the parties to this Agreement and a "Party" means any Party;

“US$” or “USD” or “$” means the lawful currency of the United States of America;

"Shareholders" means the holders of any share of any class in the share capital of the Borrower for the time being;

"Shares" means any shares of any class in the share capital of the Borrower;

“Warranties” means the warranties of the Parties, including without limitation, the warranties set out in Clause 7 and each a “Warranty”; and

References to Recitals, Conditions, Appendices and Schedules are to recitals, conditions of, appendices and schedules to this Agreement. References to statutory provisions shall be construed as references to those provisions as respectively replaced, amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provisions of which are re-enactments (whether with or without modification) and any subordinate legislation or regulations made under such provisions.

Words importing the singular include the plural and vice versa. Words importing one gender include every gender and references to persons include bodies corporate or unincorporate. The headings are for convenience only and do not affect interpretation of this Agreement.

2.	THE LOAN

2.1	Loan Amount

The Lender agrees to grant to the Borrower the Loan Amount on Completion Date and the Borrower agrees to accept of the Loan Amount on the Completion Date upon the terms and subject to the conditions of this Agreement.

2.2	The Borrower may redeem the Loan together with Interest in part or in full at the Lender’s instruction and with the Lender’s prior written consent and on such terms and conditions imposed at the Lender’s sole and reasonable discretion.

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Loan Agreement	Private & Confidential

2.3	The Lender shall be promptly furnished to such extent and in such form and detail as it may from time to time reasonably require with particulars of any matters in relation to the utilization of the Loan Amount.

3.	COMPLETION

3.1	Completion shall take place on the Completion Date at such place as the Parties may agree in writing when the Lender shall advance/ grant the Borrower the Loan Amount, such payment to be made by cheque, telegraphic transfer or such other forms of payment as the Lender shall determine to be the most appropriate.

4.	REPAYMENT OF LOAN AMOUNT

4.1	On the Maturity Date and thereafter until full repayment of the Loan, the Lender shall have the right to demand for repayment of all or part of the aggregate Loan Amount and Interest accrued at any time and the Borrower shall on receipt of a notice of demand by the Lender, immediately repay the Lender such amount of the Loan Amount due and owing to such Lender within fourteen (14) Business Days of the date of the notice of demand. In the event that the Borrower fails to pay the Loan Amount within fourteen (14) days of the notice of demand, the Lender shall have full discretion and rights to seek take legal and equitable action against the Borrower for the full or partial repayment of the Loan Amount and the Lender may rescind this Agreement by giving written notice to the Borrower whereupon this Agreement shall absolutely cease and determine in accordance with the terms and conditions of this Agreement governing such determination.

4.2	Notwithstanding clause 4.1 above, if an Event of Default shall occur, the Lender may at its option, by notice to the Borrower declare the Loan Amount and Interest accrued to be, and such Loan Amount and Interest accrued shall thereupon become, immediately due and payable by the Borrower to the Lender (“Redemption Right”). Upon the occurrence of an Event of Default, the Lender may rescind this Agreement by giving written notice to the Borrower whereupon this Agreement shall absolutely cease and determine in accordance with the terms and conditions of this Agreement governing such determination. The following are Events of Default (“Event of Default”):

4.2.1	Non-Payment

The Borrower does not pay in the manner provided in this Agreement any sum payable by it when due.

4.2.2	Breach of Other Obligations

The Borrower does not perform or comply with any one or more of its obligations under this Agreement and, if in the opinion of the Lender that default is capable of remedy, it is not in the opinion of the Lender remedied within 14 Business Days of its occurrence.

4.2.3	Breach of Warranty

Any Warranty is breached or not complied with or is or proves to have been incorrect when made or deemed repeated and, if, in the reasonable opinion of the Lender, the matter which has made the Warranty incorrect is capable of remedy, it is not, in the opinion of the Lender, remedied within 14 Business Days of its occurrence.

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4.2.4	Cross Default

Any other indebtedness of the Borrower in respect of borrowed money (which in aggregate exceeds US$2500,000 is or is declared to be or is capable of being rendered due and payable before its normal or agreed maturity by reason of any actual or potential default, event of default or the like (however described) or is not paid when due, or , as a result of any actual or potential default or the like (however described) any facility relating to any such indebtedness is or is declared  to be or is capable of being cancelled or terminated before its normal or agreed expiry date or any person otherwise entitled to use any such facility is not so entitled, in each of the aforesaid cases, after taking into account all applicable grace periods.

4.2.5	Insolvency

The Borrower is (or is deemed by a law or a court to be) insolvent or unable to pay its debts, stops, suspends or threatens to stop or suspend payment of all or a material part of (or a particular type of) its indebtedness, begins negotiations takes any other steps with a view to deferral, rescheduling or other readjustment of all or a material part of (or a particular type of) its indebtedness, proposes to make a general assignment or an arrangement or composition with of for the benefit of the relevant creditors  or a moratorium is agreed  or declared in respect of or affecting all or a material part of (or of a particular type of) the indebtedness of the Borrower but it shall not be an Event of Default with regard to any action taken by a creditor  which is frivolous or vexatious and is being contested in good faith by appropriate means.

4.2.6	Enforcement Proceedings

A distress, attachment, execution or other legal process is levied, enforced or sued out on or against the assets of the Borrower and is not discharged or stayed within 14 Business Days.

4.2.7	Security Enforceable

Any security on or over the assets of the Borrower becomes enforceable.

4.2.8	Winding-Up

Any step taken by any person with a view to the winding-up of the Borrower (except for the purpose of and followed by a reconstruction, amalgamation, reorganization, merger or consolidation on terms approved by the Lender before that step is taken) or for the appointment of a liquidator (including a provisional liquidator), receiver, judicial manager, trustee, administrator, agent or similar officer of the Borrower or over any part of the assets of the Borrower.

4.2.9	Cessation of Business

The Borrower ceases or threatens to cease to carry on all or substantial part of its business.

4.2.10	Consents

Any action, condition or thing (including the obtaining of any necessary consents) at any time required to be taken, fulfilled or done for any of the purposes stated in this Agreement is not taken, fulfilled or done or any such consent ceases to be in full force and effect without modification or any condition in or relating to any such consent is not complied with (unless that consent or condition is no longer required or applicable).

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4.2.11	Illegality

It is or will become unlawful for the Borrower to perform or comply with any one or more of its obligations under this Agreement.

4.2.12	Litigation

Any litigation, arbitration or administrative proceeding is current or pending (a) to restrain the exercise of any of the rights and/or the performance or enforcement of or completion with any of the obligations of the Borrower under this Agreement or (b) which has or could have a material adverse effect on the Borrower.

5.	INTEREST

5.1	There shall be 3% compounded interest p.a. on the Loan Amount (“Interest”).

6.	TAXES

6.1	All sums payable by the Borrower under this Agreement shall be paid (1) free of any restriction or condition; (2) free and clear of and (except to the extent required by law) without any deduction or withholding (except to the extent required by law) on account of any other amount, whether by way of set-off or otherwise.

6.2	Grossing-up of payments

6.2.1	If the Borrower or any other person (whether or not a Party , or on behalf of a party) must at any time deduct or withhold any tax or other amount from any sum paid or payable by or receive or receivable from, the Borrower under this Agreement, the Borrower shall pay such additional amount as is necessary to ensure that the Lender receive on the due date and retains (free from any liability other than tax on its own overall net income) a net sum equal to what it would have received and so retained had no such deduction or withholding been required or made.

6.2.2.	If the Borrower or any other person must at any time pay any tax or other amount on, or calculated by reference to, any sum received or receivable by the Borrower under this Agreement (except for a payment by any Lender of tax on its own overall net income), the Borrower shall pay or procure the payment of that tax or other amount before any interest or penalty becomes payable or, if that tax amount or other amount is payable and paid by the Lender, shall reimburse it on demand for the amount paid to it.

6.2.3	Within 30 Business Days after paying any sum for which it is required by law to make any deduction or withholding, and within 30 Business Days after the due date of payment of any tax or other amount which it is required by clause 6.2.2. to pay, the Borrower shall deliver to the Lender evidence satisfactory to that Lender of that deduction, withholding or payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

6.2.4	As soon as the Borrower is aware that any such deduction, withholding or payment is required (or if there is any change in any such requirement), it shall notify the Lender.

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Loan Agreement	Private & Confidential

6.3	Goods and Services Tax

The Borrower shall also pay to the Lender on demand, in addition to any amount payable by the Borrower to the Lender under this Agreement, any goods and services, value added or other similar taxes payable under the laws of the state of California in respect of that amount.

7.	WARRANTIES

Each of the Parties hereby represents and warrants that with effect as of the date of this Agreement:-

(a)	if it is a company, it is duly incorporated and validly existing under the laws of the jurisdiction in which it was incorporated. It has the requisite corporate power and authority to execute, deliver and perform the provisions of this Agreement and the transactions contemplated hereby;

(b)	if it is a company, it has taken, fulfilled and done all necessary actions, conditions and things, including all necessary corporate actions, (i) to lawfully enter into, exercise its rights, carry out and comply with its obligations pursuant to the provisions of this Agreement and the transactions contemplated hereby; and (ii) to ensure that those obligations are legally binding and enforceable.

(c)	its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement and the transactions contemplated hereby do not and will not violate, conflict, or exceed any power or restriction granted or imposed by (i) any law, regulation, authorization, directive or order (whether or not having the force of law) to which it is subject, (ii) its constitutive documents or (iii) any agreement to which it is a party or which is binding on it and its assets; and

(d)	its obligations under this Agreement are valid, binding and enforceable in accordance with the terms hereunder.

8.	UNDERTAKINGS

8.1	The Borrower hereby jointly and severally undertakes that, so long as any sum remains to be lent or remains payable under this Agreement:

8.1.1	Ranking of Obligations:

The Borrower’s payment obligations under this Agreement rank and will at all times rank in priority in all respects with all its other unsecured indebtedness except for such indebtedness as would, by virtue only of the law in force in the State of California be preferred in the event of its winding-up;

8.1.2	Negative Pledge

The Borrower will not, and will ensure that none of its subsidiaries will, create or have outstanding any security or Encumbrance on or over their respective assets except for any other security created or outstanding with the prior written consent of the Lender.

8.1.3	Disposals

The Borrower will not, and will ensure that none of its subsidiaries will (whether in a single transaction or a number of related or unrelated transactions and whether at one time or over a period of time) sell, transfer, lease out, lend or otherwise dispose of all or substantially all of its assets nor any part of its assets or those of itself and its subsidiaries, taken as a whole or the disposal of which could have a material adverse effect on it.

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Loan Agreement	Private & Confidential

8.1.4	Change of Business

The Borrower will ensure that there is no material change in the nature of its business or the business itself and its subsidiaries taken as a whole (whether by a single transaction or a number of related or unrelated transactions, whether at one time or over a period of time and whether by disposal, acquisition or otherwise);

8.1.5	No payment of Dividends

No dividends shall be declared or paid to Shareholders of the Borrower without the prior written consent of the Lender; and

8.1.6	Further Assurance

The Borrower will from time to time on request by the Lender do or procure the doing of all such acts and will execute or procure the execution of such documents as the Lender may reasonably consider necessary for the giving full effect to this Agreement or securing to the Lender the full benefits of all rights, powers and remedies conferred upon the Lender in this Agreement.

9.	DEFAULT INTEREST

If the Borrower does not pay any sum payable under this Agreement when due, it shall pay without demand default interest calculated at the rate of 10% per annum compounded on the overdue sum for the period beginning on its due date and ending on the date of its receipt by the Lender (both before and after judgment), such interest to be compounded monthly if not paid at the end of each month and shall itself bear default interest accordingly.

10.	EXPENSES

10.1	Each Party shall bear their own reasonable costs and expenses (including legal fees on a full indemnity basis and all applicable goods and services, value added and other duties or taxes payable on such costs and expenses) incurred by them in connection with the preparation, negotiation or entry into this Agreement and/or any amendment of, supplement to or waiver in respect of this Agreement and/or any amendment of, supplement to or waiver in respect of this Agreement.

10.2	The Borrower shall pay:-

(a) all reasonable costs and expenses (including legal fees on a full indemnity basis and all applicable goods and services, value added and other duties or taxes payable on such costs and expenses) incurred by the Lender in connection with the protection or enforcement of the Lender’s rights under this Agreement; and

(b) promptly, and in any event before any interest or penalty becomes payable, any applicable goods and services value added, stamp, documentary, registration, or similar duty or tax payable or in connection with the entry into, performance, enforcement or admissibility in evidence of this Agreement and. or any such amendment, supplement or waiver and shall indemnify the Lender against any liability with respect to or resulting from any delay in paying or omission to pay any such duty or tax.

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Loan Agreement	Private & Confidential

11.	OTHER PROVISIONS

11.1	Subject to any applicable statutory or regulatory rules, none of the Parties herein shall, directly or indirectly, make any other public announcement in relation to this Agreement or any matter ancillary hereto without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed).

11.2	Each of the Parties undertakes to the other to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Parties the full benefit of this Agreement.

11.3	The rights and obligations under this Agreement shall not be assignable by any Party unless agreed by all the Parties in writing. Subject as aforesaid, this Agreement shall be binding on and endure for the benefit of the successors of each of the Parties and/or their assignees.

11.4	The exercise of or failure to exercise any right or remedy in respect of any breach of this Agreement shall not, save as provided herein, constitute a waiver by such Party of any other right or remedy it may have in respect of that breach.

11.5	This Agreement constitutes the entire agreement between the Parties with respect to its subject matter (no Party having relied on any representation or warranty made by any other Party which is not contained in this Agreement) and no variation of this Agreement shall be effective unless made in writing and signed by all of the Parties.

11.6	If at any time any provision of this Agreement is or becomes illegal, void or unenforceable in any respect, the remaining provisions hereof shall in no way be affected or impaired thereby.

11.7	Time shall be of the essence in this Agreement.

11.8	This Agreement may be signed in any number of counterparts, all of which taken together and when delivered to the Parties by facsimile or by electronic mail in "portable document format (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute one and the same instrument. Any Party may enter into this Agreement by manually signing any such counterpart transmitted electronically or by facsimile or other electronic signature (such as EchoSign) by any of the Parties to any other Party and the receiving Party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received. Such signatures executed by way of facsimile or other electronic means (such as EchoSign) shall be recognised and construed as secure electronic signatures pursuant to the Electronic Transactions Act 2010 and that the Parties accordingly shall deem such signatures to be original signatures for all purposes.

11.9	In the event of any conflict or inconsistency between this Agreement and the Memorandum and the Articles of Association of the Borrower, the provisions of this Agreement shall prevail.

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Loan Agreement	Private & Confidential

12.	NOTICES

12.1	Any notice to be given under this Agreement shall be in writing and may be given to the relevant Party at its address or facsimile number set out below (or to such other address or facsimile number as such Party may have notified to the other Parties for the purposes of this Agreement) :-

The Borrower:

Address: 1438 9th St, Santa Monica, CA, 90401, USA

Fax: -

Email: kevin@wavemaker.vc

Attention: Kevin Morris

The Lender:

Address: 1438 9th St, Santa Monica, CA, 90401, USA

Fax: -

Email: buck@wavemaker.vc

Attention: Buck Jordan

12.2	Any such notice or communication shall be deemed to have been served:-

(a)	if delivered by hand, at the time of delivery; or

(b)	if posted by prepaid ordinary mail, at the expiration of three (3) days after the envelope containing the same shall have been put into the post; or

(c)	if sent by facsimile, upon the receipt by the sender of the confirmation note indicating that the notice or communication has been sent in full to the recipient's facsimile machine, or such other similar medium of receipt; or

(d)	if sent by courier, at the expiration of two (2) days after the package containing the same shall have been received by the relevant courier company; or

(e)	if sent by email, upon the receipt by the sender of the confirmation note indicating that the notice or communication has been sent in full to the recipient's email address, or such other similar medium of confirmation.

In proving such service, it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the facsimile confirmation note or email confirmation indicates the transmission was successful, or the package as the case may be containing such notice or document was properly addressed and sent to the relevant courier company.

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Loan Agreement	Private & Confidential

13.	CONFIDENTIALITY

13.1	All communications between the Parties and all information and other material supplied to or received by any of them from the other which is either marked "confidential" or is by its nature intended to be exclusively for the knowledge of the recipient alone and any information concerning the business transactions or the financial arrangements of the Parties or of any person with whom any of them is in a confidential relationship shall be treated as confidential (the "Confidential Information") and no Party shall disclose or attempt to disclose the same (or any part thereof) to any third party.

13.2	The Parties shall procure the observance of the abovementioned restrictions by themselves and shall take all reasonable steps to minimise the risk of disclosure of any of the Confidential Information, by ensuring that only their employees and directors and those whose duties will require them to possess any of such information shall have access thereto, and that they shall be instructed to treat the same as confidential.

13.3	The obligations contained in this Clause shall endure, even after the termination of this Agreement, without limit in point of time except and until any Confidential Information enters the public domain as set out above.

14.	GOVERNING LAW AND JURISDICTION

14.1	This Agreement shall be governed by and construed in accordance with the laws of the state of California.

14.2	Any dispute arising out of or in connection with this Agreement including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration in state of California. The Tribunal shall consist of one (1) arbitrator. All arbitration proceedings shall be in the English language. The decision of the arbitrator shall be final and binding on all the Parties.

15.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT (CAP. 53B)

A person who is not a Party has no rights under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any term of this Agreement.

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Loan Agreement	Private & Confidential

SIGNATURE PAGE FOR LOAN AGREEMENT

THIS AGREEMENT has been entered into on the date stated at the beginning.

The Borrower SIGNED by Kevin Morris for and on behalf of ABUNDANT ROBOTS, INC.

The Lender SIGNED by James Buckly Jordan For and on behalf of WAVEMAKER LABS ASIA, INC.

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Loan Agreement	Private & Confidential